CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2016, relating to the financial statements and financial highlights of Satuit Capital U.S. Emerging Companies Fund, a series of Satuit Capital Management Trust, for the year ended October 31, 2016, and to the references to our firm under the headings “Financial Highlights” and “Fund Service Providers” in the Prospectus and “Other Service Providers”, “Legal Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

March 1, 2017